Exhibit 99.1

MacroGenics Announces Leadership Transition

• Scott Koenig, M.D., Ph.D., to step down as President and CEO

• Board to initiate search process to identify new CEO

ROCKVILLE, MD, OCT. 30, 2024 (GLOBE NEWSWIRE) — MacroGenics, Inc. (NASDAQ: MGNX), a biopharmaceutical company focused on discovering, developing, manufacturing and commercializing innovative antibody-based therapeutics for the treatment of cancer, today announced that Scott Koenig, M.D., Ph.D., intends to step down as President and Chief Executive Officer early next year. The Company’s Board of Directors has retained Heidrick & Struggles to lead a search process to identify its next Chief Executive Officer and has established a special committee of the Board to oversee the transition process.

William Heiden, Chairman of the Board of Directors said, “Scott was a co-founder of MacroGenics twenty-four years ago and the Company has achieved many milestones under his leadership – including several partnered or company-owned FDA approved monoclonal antibody therapeutics developed by the company. On behalf of the Board, I want to thank Scott for his incredible dedication to the Company’s mission of discovering and developing novel therapeutics to improve patient care.”

Mr. Heiden continued, “Today, MacroGenics has several innovative antibody-based therapeutics in development for the treatment of cancer, as well as significant alliances with leading pharmaceutical and biotechnology companies to develop and commercialize novel therapeutics. The Company today has a broad portfolio of promising assets and a strong balance sheet, and the Board and Scott agreed that this is the right time to transition to our next phase of leadership. We look forward to continuing to benefit from his perspectives as an advisor and shareholder.”

“I am proud of our many achievements since our founding in 2000, in which we built a fully integrated, science-focused biotechnology company and have been successful in discovering, developing, manufacturing, and commercializing novel immunotherapeutics derived from our proprietary Fc-engineered antibody, bi-specific DART molecule, and antibody drug conjugate (ADC) technologies,” said Dr. Koenig. “Since the company’s IPO in 2013, we were able to fund a significant part of the development portfolio through the achievement of over $1 billion of non-dilutive capital via partnerships. Thanks to the incredible passion and dedication of the people at MacroGenics, three novel therapeutics from our pipeline advanced to approval, including MARGENZA® and ZYNYZ® to treat patients with cancer, and TZIELD® for individuals with early-stage Type 1 diabetes, and we have advanced a rich portfolio of clinical and preclinical molecules in development. I am confident that MacroGenics is well positioned in its current mission to address the significant unmet medical needs of patients with cancer. I look forward to continuing to support the Company in its work to achieve its key strategic objectives and create value for all our stakeholders.”

About MacroGenics, Inc.

MacroGenics is a biopharmaceutical company focused on discovering, developing, manufacturing and commercializing innovative monoclonal antibody-based therapeutics for the treatment of cancer. The Company generates its pipeline of product candidates primarily from its proprietary suite of next-generation antibody-based technology platforms, which have applicability across broad therapeutic domains. The combination of MacroGenics’ technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the Company’s website at www.macrogenics.com. MacroGenics, the MacroGenics logo and MARGENZA are trademarks or registered trademarks of MacroGenics, Inc.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for MacroGenics (“Company”), including statements about the Company’s strategy, future operations, clinical development of and regulatory plans for the Company’s therapeutic candidates, expected timing of the release of final safety and efficacy data, including mature median rPFS and other statements containing the words “subject to”, “believe”, “anticipate”, “plan”, “expect”, “intend”, “estimate”, “potential,” “project”, “may”, “will”, “should”, “would”, “could”, “can”, the negatives thereof, variations thereon and similar expressions, or by discussions of strategy constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks that TZIELD, vobramitamab duocarmazine, lorigerlimab, ZYNYZ, MARGENZA or any other product candidate’s revenue, expenses and costs may not be as expected, risks relating to TZIELD, vobramitamab duocarmazine, lorigerlimab, ZYNYZ, MARGENZA or any other product candidate’s market acceptance, competition, reimbursement and regulatory actions; future data updates, especially timing and results of mature median radiographic progression-free survival, other efficacy and safety data with respect to vobramitamab duocarmazine; our ability to provide manufacturing services to our customers; the uncertainties inherent in the initiation and enrollment of future clinical trials; the availability of financing to fund the internal development of our product candidates; expectations of expanding ongoing clinical trials; availability and timing of data from ongoing clinical trials; expectations for the timing and steps required in the regulatory review process; expectations for regulatory approvals; expectations of future milestone payments; the impact of competitive products; our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of the Company’s product candidates; business, economic or political disruptions due to catastrophes or other events, including natural disasters, terrorist attacks, civil unrest and actual or threatened armed conflict, or public health crises; costs of litigation and the failure to successfully defend lawsuits and other claims against us; and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

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CONTACTS:

Jim Karrels, Senior Vice President, CFO

1-301-251-5172

info@macrogenics.com